CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund and LKCM International Fund (constituting the LKCM Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 28, 2004